UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*

                                 Stalar 2, Inc.
                                ----------------
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                       N/A
                                -----------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |_|   Rule 13d-1(c)
      |X|   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1.  Names of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (entities only).
    Steven R. Fox

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2.  Check The Appropriate Box (a) |_|
    If A Member Of A Group*   (b) |_|

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3.  SEC Use Only

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4.  Citizenship Or Place Of Organization
    United States
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 Number of Shares                   5.  Sole Voting Power
 Beneficially                           2,000,000
 Owned by                           --------------------------------------------
 Each Reporting                     6.  Shared Voting Power
 Person With:                           Not Applicable
                                    --------------------------------------------
                                    7.  Sole Dispositive Power
                                        2,000,000
                                    --------------------------------------------
                                    8.  Shared Dispositive Power
                                        Not Applicable
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    2,000,000

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10. Check if the Aggregate Amount in Row 9 Excludes Certain Shares*
    (See Instructions) |_|

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11. Percent of Class Represented by Amount in Row 9
    98.89%

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12. Type of Reporting Person* (See Instructions)
    IN
--------------------------------------------------------------------------------


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

ITEM 1.

      (a)   NAME OF ISSUER
            Stalar 2, Inc.

            --------------------------------------------------------------------
      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            317 Madison Ave., Suite 1520, New York, NY 10017

            --------------------------------------------------------------------

ITEM 2.

      (a)   NAME OF PERSON FILING
            Steven R. Fox

            --------------------------------------------------------------------
      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            317 Madison Ave., Suite 1520, New York, NY 10017

            --------------------------------------------------------------------
      (c)   CITIZENSHIP
            United States

            --------------------------------------------------------------------
      (d)   TITLE OF CLASS OF SECURITIES
            Common Stock, $0.0001 Par Value

            --------------------------------------------------------------------
      (e)   CUSIP NUMBER

            --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) or (c), CHCK WHETHER THE PERSON FILING IS:

            Not Applicable

ITEM 4.     OWNERSHIP

      (a) Amount beneficially owned: 2,000,000 shares of Common Stock, $0.0001 Par Value

      (b)   Percent of class: 98.89%

      (c)   Number of shares as to which the person has:

            (i) Sole power to direct the vote: 2,000,000

            (ii) Shared power to direct the vote: Not Applicable

            (iii) Sole power to dispose or to direct the disposition of:
            2,000,000

            (iv) Shared power to dispose or to direct the disposition of:
            Not Applicable

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP
            Not Applicable

ITEM 10.    CERTIFICATION
            By signing below I certify that to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 2, 2009
                                ----------------------------------------------
                                                     Date


                                               /s/ Steven R. Fox
                                ----------------------------------------------
                                                   Signature


                                Steven R. Fox, CEO, CFO, President & Secretary
                                ----------------------------------------------
                                                  Name/Title


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